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                                                                    EXHIBIT 11.1


                        DIAMOND MULTIMEDIA SYSTEMS, INC.

         STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE

                      (in thousands, except per share data)


                                                                  THREE MONTHS ENDED                   SIX MONTHS ENDED
                                                                       JUNE 30,                            JUNE 30,
                                                                1997              1996              1997              1996
                                                              --------          --------          --------          --------
Weighted average common shares outstanding for period           34,254            34,328            34,217            34,440

Dilutive employee stock options                                      -                 -                 -               671
                                                              --------          --------          --------          --------

Shares used in per share calculations                           34,254            34,328            34,217            35,111
                                                              ========          ========          ========          ========

Net income (loss)                                             ($44,109)         ($ 4,790)         ($50,060)         $  6,404
                                                              ========          ========          ========          ========

Net income (loss) per share                                   ($  1.29)         ($  0.14)         ($  1.46)         $   0.18
                                                              ========          ========          ========          ========

The difference between the calculation of net income (loss) per share calculated on the primary and fully diluted basis is not material.